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                                                                     EXHIBIT 8

                                 March 12, 1998



Post Apartment Homes, L.P.
3350 Cumberland Circle
Suite 2200
Atlanta, Georgia  30339


         Re: Post Apartment Homes, L.P. -- $100,000,000 in aggregate principal amount of MandatOry Par Put Remarketed Securities

Ladies and Gentlemen:

         We have acted as counsel to Post Apartment Homes, L.P. (the "Operating Partnership") in connection with the registration under the Securities Act of 1933, as amended, of $100,000,000 in aggregate principal amount of MandatOry Par Put Remarketed Securities offered by the Operating Partnership ("MOPPRS") pursuant to a Pricing Supplement dated March 6, 1998 (the "MOPPRS Pricing Supplement"). You have requested our opinion as to the accuracy of the information contained in the MOPPRS Pricing Supplement under the heading "Certain United States Federal Income Tax Considerations."

         Unless otherwise indicated, all terms used herein with initial capital letters shall have the same meaning as in the MOPPRS Pricing Supplement.

         In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Operating Partnership.

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Post Apartment Homes, L.P.
March 12, 1998
Page 2


         Based upon and subject to the foregoing, we are of the opinion that the information in the MOPPRS Pricing Supplement under the heading "Certain United States Federal Income Tax Considerations" constitutes, in all material respects, a fair and accurate summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the MOPPRS under current law.

         The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended, the U.S. Treasury Regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to the Operating Partnership and the investors in the MOPPRS. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. We are not, however, aware of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion.

         Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the MOPPRS. We hereby consent to the filing of this opinion by the Operating Partnership with the Securities and Exchange Commission.


                                          Very truly yours,



                                          King & Spalding